CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2019, relating to the consolidated financial statements of MobileIron, Inc. and subsidiaries (the "Company"), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

San Jose, California

February 12, 2020